Via: EDGAR

March 26, 1999


Securities and Exchange Commission
Judiciary Plaza
455 Street N.W.
Washington D.C. 20549
Attention: Filing Desk

Re: EMS Technologies, Inc. (the "Company")
    File No. 0-6072 -- Definitive Proxy Material

Ladies and Gentlemen:

Accompanying this letter is the definitive form of Proxy Statement being used in connection with the solicitation of proxies for the Company's Annual Meeting to be held on April 30, 1999, together with the form of Proxy being used in connection with such solicitation. These documents are submitted for filing pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934.

The enclosed proxy materials are expected to be released to the Company's shareholders on March 29, 1999, accompanied by the Company's 1998 Annual Report to its shareholders. Seven copies of that Report will be forwarded by mail to the Commission on March 29, 1999.

Pursuant to Instruction 3 to Item 10 of Schedule 14A, the amended version of the Company's 1997 Stock Incentive Plan, which is being presented for approval of certain amendments by the shareholders at the Annual Meeting, is attached as an appendix to the filed version of the Proxy Statement. The common stock to be offered under that Plan as a result of the amendments will be registered on Form S-8 during 1999, prior to any such securities being issued or becoming subject to exercisable options.

Please direct any inquiries concerning this filing to the undersigned.

Very truly yours,

EMS TECHNOLOGIES, INC.



By: /s/William S. Jacobs
    --------------------------------------
        William S. Jacobs
        Vice President and General Counsel






                   EMS TECHNOLOGIES, INC.

                       Formerly Named
                 ELECTROMAGNETIC SCIENCES, INC.

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON APRIL 30, 1999


     Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the "Company") will be held at 4:00 p.m. local Atlanta time on April 30, 1999, at the Atlanta Marriott Norcross, 475 Technology Parkway, N.W.,
Norcross, Georgia, for the following purposes:

     1. To elect seven members of the Board of Directors to serve during the ensuing year;

     2. To consider amendments to the Company's 1997 Stock Incentive Plan that (i) increase the number of shares available thereunder, and (ii) increase the number of shares automatically optioned each year to non-employee members of the Board of Directors; and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of common stock of the Company at the close of business on March 12, 1999, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,



                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 26, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS
IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.   IF YOU DO ATTEND
THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                     EMS TECHNOLOGIES, INC.
                     660 Engineering Drive
                    Technology Park/Atlanta
                    Norcross, Georgia  30092

                        PROXY STATEMENT

            FOR THE ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON APRIL 30, 1999

                      GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on April 30, 1999, at the Atlanta Marriott Norcross, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately March 30, 1999.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual
Meeting of Shareholders:

     1. The election of seven members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified;

     2. To consider amendments to the Company's 1997 Stock Incentive Plan that (i) increase the number of shares available thereunder, and (ii) increase the number of shares automatically optioned each year to non-employee members of the Board of Directors; and

     3. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.


Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the seven nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company's Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 12, 1999, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 12, 1999, there were 8,706,668 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

Shareholder Proposals for the 2000 Annual Meeting

     Any proposals by shareholders intended to be included in the proxy materials for the 2000 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 3, 1999.

     In addition, for any proposal or nomination that a shareholder wishes to present at the Meeting but is not seeking to have included in the Company's proxy materials, notice as required by the Company's Bylaws (including the information specified in the Bylaws), must be received by the Secretary no later than March 2, 2000; if such notice is not timely received, the matter or nomination will not be considered at the 2000 Annual Meeting.


                   ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at seven. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the seven persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

     Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

     The following table lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during the past five years, and the year each was first elected as a director. Except for Mr. Hansen, all nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.

                                                         Year First
      Name and Principal Occupations                       Elected
          for the Last Five Years               Age        Director
------------------------------------------      ---       -----------
Alfred G. Hansen                                65           --
  President, A.G. Hansen Associates, Inc.,
  Marietta, Georgia, an aerospace marketing and manufacturing consultant. From 1995 until 1998, Mr. Hansen served as Executive
  Vice President of Lockheed martin Aeronautical
  Systems, with broad operational resonsibilities for its aerospace business, and as a Vice
  President of its parent company, Lockheed
  Martin Corporation; he previously (since
  1991) had been Vice President for Airlift
  Systems for the Aeronautical Systems unit.
  Mr. Hansen retired from the U.S. Air Force in 1989 as a four-star general, serving in his last assignment as Commander of the Air Force Logistics Command.


Jerry H. Lassiter                               68          1978
  Private investor organizing and managing interests in finance and real estate.

John B. Mowell                                  64          1984
  President, Mowell Financial Group, Inc.,
  Tallahassee, Florida, an investment
  counseling firm.

Don T. Scartz                                   56          1995
  Senior Vice President  and Chief
  Financial Officer, Treasurer of the
  Company.

Thomas E. Sharon, Ph.D.                         53          1984
  President and Chief Executive Officer
  of the Company (since 1994); previously
  President and Chief Operating
  Officer of the Company.

Elvie L. Smith                                  73          1998
  Mr. Smith is now retired.  Until 1997,
  he was a Director of Pratt & Whitney
  Canada, Inc., a Canadian subsidiary of Pratt
  & Whitney, Inc. engaged in the design and manufacture of aircraft engines. Mr. Smith was Chief Executive Officer of Pratt &
  Whitney Canada, Inc. from 1980 to 1985, and served as its Chairman from 1984 to 1994.
  Since 1987, he has also served as a director of EMS Technologies Canada, Ltd., a Canadian sub-sidiary of the Company formerly known as CAL Corporation.

Norman E. Thagard, M.D.                         55           1998
  Since 1996, Professor, Bernard F. Sliger
  Eminent Scholar Chair, Florida State University,
  Director of College Relations, College of
  Engineering, Florida A&M University - Florida
  State University, and aerospace consultant.
  From 1978 until 1996, Dr. Thagard served as a
  NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir
  Space Station, for a total of 140 days in space.



Committees and Meetings of the Board of Directors

     The Board of Directors has designated a Compensation Committee, which during the past year comprised Messrs. Lassiter, Mowell and Smith. This committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, administers the Company's stock option plans with respect to the participation of employees who are officers and directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met four times during the last fiscal year. The Board has also designated an Audit Committee composed during the past year of Messrs. Lassiter and Smith; the principal functions of this committee are to meet with the Company's independent auditors, to review the Company's consolidated fiscal year financial statements, to review the independence, qualifications and activities of the independent auditors, and to recommend to the Board of Directors the appointment of the independent auditors. This Committee met one time during 1998, and its members also consulted on various occasions during the year with members of the accounting staff and the independent auditors. The Stock Incentive Plan Committee of the Board consists of Dr. Sharon and Messrs. Mowell and Scartz; this committee, which met two times during the last fiscal year, is generally responsible for administering the Company's stock option plans with respect to the participation of employees who are not officers or directors. The Board does not maintain a standing nominating committee.

     During the last fiscal year, there were eight meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served, except that Mr. Smith attended five of the seven meetings held during his partial year of service.


Compensation and Other Arrangements with Directors

     Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus, during 1998, $3,000 per quarter served, increasing to $4,000 per quarter in 1999. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting, or $1,000 if participation requires substantially a full day's commitment. Travel expenses are paid to out-of-town directors.

     The Company grants to its non-employee directors options to acquire shares of its common stock. Through 1998, the option grants covered an initial grant of 10,000 shares, vesting 2,000 shares per year for the first five years of participation, and subsequent grants of 2,500 shares per year, beginning in the sixth year of participation. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

     In 1999, the Board amended the 1997 Stock Incentive Plan (the "Incentive Plan") to increase the annual automatic grant of options to non-employee directors, to 3,000 shares per year. However, this amendment, as well as an amendment to increase the overall number of shares available for option under the Incentive Plan, are subject to shareholder approval at the Annual Meeting. Please see the heading Options for Non-Employee Directors in the section of this Proxy Statement entitled Amendment of the 1997 Stock Incentive Plan. The material at this heading includes additional detail concerning the options granted to non-employee directors, the proposed amendment of the Incentive Plan, and the number of option shares each nominee would receive upon election at the Annual Meeting and approval of the amendment by the shareholders.

     The Company has a consulting arrangement with Mr. Mowell, who provides assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, and relations with financial analysts. For his services, Mr. Mowell receives a consulting fee of $12,000 per year plus reimbursement of expenses. The other members of the Compensation Committee annually review the terms of this consulting arrangement.

     Mr. Smith serves as a director of EMS Technologies Canada, Ltd., a subsidiary of the Company. For this service, he is currently compensated at the rate of Can$1,500 per year plus Can$1,000 per meeting attended.

                       SECURITY OWNERSHIP

     The following table sets forth certain information concerning shares of the Company's common stock beneficially owned as of March 12, 1999 by the Company's directors and named officers, and as of December 31, 1998 by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.



                                        Amount of         Approximate
                                        Beneficial         Percent of
                                        Ownership             Class
                                       ------------       -----------
Kopp Investment Advisors, Inc.        1,356,574 (1)          15.6%
6500 Wedgewood Road
Maple Grove, MN  55311

T. Rowe Price Associates, Inc.          848,500 (2)           9.8%
100 East Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors, Inc.         661,749 (3)           7.6%
1299 Ocean Avenue
Santa Monica, CA  90401

Brinson Partners, Inc.                  627,300 (4)           7.2%
209 South LaSalle
Chicago, IL  60604-1295

Wellington Management Company LLP       520,100               6.0%
75 State Street
Boston, MA 02109

Jerry H. Lassiter                        22,337 (5)             *
John B. Mowell                           36,425 (5)             *
Don T. Scartz                            47,998 (5)             *
Thomas E. Sharon                        135,286 (5)           1.5%
Elvie L. Smith                           11,350 (5)             *
Norman E. Thagard                         3,000 (5)             *
John J. Farrell                          18,142 (5)             *
William S. Jacobs                        30,398 (5)             *
Jeffrey A. Leddy                         30,479 (5)             *
All directors and executive officers
as a group (12 persons)                 370,558               4.2%
---------------------------------------
* Percentage of shares beneficially owned does not exceed 1%

     (1) Kopp Investment Advisors, Inc. has advised that it exercises investment discretion as to 1,066,574 shares, but does not vote the shares nor is it the owner of record.

     (2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims beneficial ownership of such securities.

     (3) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are owned by investment companies advised by Dimensional and investment vehicles managed by Dimensional. Dimensional disclaims beneficial ownership of all such shares.

     (4) Brinson Partners, Inc. disclaims beneficial ownership of such shares.

     (5) Includes shares that are subject to currently exercisable options in the amounts of 15,000 for Mr. Lassiter, 26,925 for Mr. Mowell, 24,000 for Mr. Scartz, 67,000 for Dr. Sharon, 2,350 for Mr. Smith, 2,000 for Dr. Thagard, 8,750 for Mr. Farrell, 8,000 for Mr. Jacobs, 23,000 for Mr. Leddy, and 194,775 for all directors and officers as a group. For Mr. Mowell and Mr. Jacobs, these totals also include 6,000 and 6,325 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.



              EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses, for the years ended December 31, 1998, 1997 and 1996, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the other four most highly compensated executive officers.

                                       Summary Compensation Table
                                                          Long-Term Compensation       All Other
                            Annual Compensation                  Awards             Compensation (1)
                       -------------------------------  --------------------------- -------------
                                                                      Securities
                                                                      Underlying
Name and                                                Restricted   Options/SAR's
Principal Position     Year    Salary    Bonus   Other(2) Stock     (No. of Shares)
------------------     ----    ------    -----   -----     -----     ---------------

Thomas E. Sharon       1998  $294,238  $    -0-  $ -0-   $  -0-          50,000         $23,777
President, Chief       1997   273,863   100,000    -0-      -0-          15,000          22,856
Executive Officer      1996   252,603    25,000    -0-      -0-          20,000          21,344
(from July 1994)
and Director

Don T. Scartz          1998   179,619       -0-    -0-      -0-          22,000          28,972
Senior Vice Presi-     1997   169,634    55,000    -0-      -0-           8,000          29,571
dent and Chief         1996   157,321    20,000    -0-      -0-          10,000          27,134
Financial Officer,
Treasurer

John J. Farrell        1998   214,240    15,000    -0-      -0-          30,000          22,833
Senior Vice President  1997   194,539    50,000    -0-      -0-           8,000          22,977
and President-Wireless 1996   180,863    20,000    -0-    78,000          9,500          21,918
Products Group

William S. Jacobs      1998   157,710    10,000    -0-      -0-           7,000          30,033
Vice President,        1997   149,856    30,000    -0-      -0-           5,000          28,368
General Counsel and    1996   144,398    15,000    -0-      -0-           6,000          27,221
Secretary

Jeffrey A. Leddy       1998   160,014       -0-    -0-      -0-           7,000           9,234
Vice President         1997   159,053    40,000    -0-      -0-           6,000           8,617
                       1996   129,626    25,000    -0-      -0-           8,000           5,778





Footnotes to Summary Compensation Table:

(1) For 1998, includes in the case of Dr. Sharon, $2,500 in matching contributions under the 401(k) plan, $6,504 in benefits associated with a split-dollar life insurance arrangement, and $14,773 under the defined contribution retirement plan; in the case of Mr. Scartz, $3,398 in matching contributions under the 401(k) plan and Employee Stock Purchase Plan, $8,074 under split-dollar insurance arrangements, and $17,500 under the defined contribution retirement plan; in the case of Mr. Farrell, $5,178 in matching contributions under the 401(k) and stock purchase plans, $8,508 under split-dollar insurance arrangements, and $9,147 under the defined contribution retirement plan; in the case of Mr. Jacobs, $4,337 in matching contributions under the 401(k) and stock purchase plans, $11,111 under split-dollar insurance arrangements, and $14,585 under the defined contribution retirement plan; and in the case of Mr. Leddy, $2,409 in matching contributions under the 401(k) plan and $6,825 under the defined contribution retirement plan. In each case, the split-dollar insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

Option Exercises During Last Fiscal Year and Year-End Option
Values

     The following chart sets forth certain information with respect to the named executives concerning the exercise in 1998 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 1998:


                                               Number of Shares Under-      Value of Unexercised
                       Year Ended            lying Unexercised Options    In-the-Money Options at
                   December 31, 1998         Held at December 31, 1998       December 31, 1998
                 Shares Acquired   Value     --------------------------  --------------------------
Name               on Exercise    Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
------             -----------    --------   -----------  -------------  -----------  -------------
Thomas E. Sharon      18,169     $316,389         67,000         85,000    $ 348,875            -
Don T. Scartz         11,500      201,250         24,000         54,906      180,750         96,188
John J. Farrell          -0-          -0-          5,000         77,500        5,000         15,000
William S. Jacobs      5,000       76,250          8,000         18,000       39,500            -
Jeffrey A. Leddy       4,000       33,250         23,000         21,000      202,500            -



Option Grants During the Last Fiscal Year

                    Number of    Percentage of
                      Shares     Total Options     Exercise
                    Underlying    Granted to          or
                      Options    Employees in     Base Price    Expiration       Grant Date
Name                  Granted     Fiscal 1998      Per Share        Date      Present Value (1)
------              ----------   ------------     ----------    ----------    ----------------

Thomas E. Sharon      50,000        17.2%          $18.63         1/30/04         $561,350

Don T. Scartz         22,000         7.6            18.63         1/30/04          246,944

John J. Farrell       30,000        10.3            18.63         1/30/04          336,810

William S. Jacobs      7,000         2.4            18.63         1/30/04           78,589

Jeffrey A. Leddy       7,000         2.4            18.63         1/30/04           78,589



(1)Based upon the Black-Scholes option pricing model, assuming 0.60 expected volatility, a 4.8% weighted average risk-free rate of return, no dividend yield, and 10 years to exercise.


Employment Agreements

     The Company has an employment agreement with Dr. Sharon for services as an executive officer. As amended during 1998, this agreement expires on
December 31, 2000, and specifies a minimum annual salary of $295,000.   In
addition, Dr. Sharon is entitled to bonuses in amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon three times the greater of (i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or (ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.

     During 1998, the Company entered into employment agreements with each of Messrs. Farrell and Scartz. These agreements are substantially identical to that with Dr. Sharon, except that the specified minimum annual salaries are $215,000 and $180,000, respectively.

Compensation Committee Report
on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

     The Compensation Committee believes the Company's compensation policies should attract and retain experienced and well-qualified executive officers, and provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on long-term appreciation in the market value of the Company's common stock.

     Base Salary. In determining 1998 base salaries, the Committee reviewed executive salary data for comparably sized companies in similar industries and information provided through the American Electronics Association annual compensation survey, particularly data for companies having revenues similar to those of the Company.
In exercising its judgment with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. However, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparable companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

     Annual Incentive Compensation.   In 1997,  the Committee
recommended to the Board of Directors, and the Board adopted, the Company's Executive Annual Incentive Compensation Plan. Under this Plan, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. As amended and implemented for 1998, the target bonus is factored, up or down, based on the Company's (or in the case of divisional officers, the Company's and division's) financial performance against predetermined targets, and also based on an individual performance evaluation prepared by the CEO. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance.

     The incentive compensation awards to executive officers, as set forth in the Summary Compensation Table, were determined under the Executive Annual Incentive Plan, reflecting that during 1998 the Company fell short of its financial performance objectives, and failed to achieve threshold target levels of profitability. As a result, the only cash bonuses were made for unusual individual contributions or based on divisional financial performance above threshold or target levels.

     Long-Term Incentives -- Stock Options. The Company has from time to time granted stock options to the CEO and other executive officers, in order to provide long-term incentive compensation directly linked to growth in shareholder value. As a result of the Committee's review and the recommendations of its compensation consultant, the Committee believes that options should be granted annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee's discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer's base salary. All options would be granted at exercise prices equal to market value on the date of grant, and would require a substantial period of service before they could be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer's level of responsibility and his or her potential to affect shareholder value. The option awards included in the Summary Compensation Table reflect the Committee's approach to annual option grants, plus, in the case of half the options granted to Mr. Farrell, a one-time grant based on his promotion to broader responsibilities, and, in the case of approximately half the options granted to Mr. Scartz, a one-time grant based on the 1997 recommendation of an independent compensation consultant.

     Compensation of the Chief Executive Officer. For 1998, Dr. Sharon's base salary was increased from $275,000 to $295,000 per year. This increase occurred following review by the Committee of compensation data for other public companies engaged in similar businesses, and for companies included in the American Electronics Association's 1997 executive compensation survey. In each case,
the data was analyzed based on company revenues.   The Committee
based Dr. Sharon's salary increase on the available comparative data, and on its favorable view of his contributions to the Company's improved financial performance during 1997 and its progress in developing commercial markets. Following the increase, Dr. Sharon's base salary was at approximately the midpoint for CEO's of similar-sized companies included in the AEA survey.

     Dr. Sharon did not receive bonus compensation for 1998, due to the Company's failure to attain the threshold earnings target in effect for that year under the Executive Incentive Compensation
Plan.

     As was the case in 1997, the Committee concluded that an annual grant of stock options, having a Black-Scholes valuation of approximately 90% of base salary, constituted an appropriate level of long-term incentive compensation for the CEO. Half of the stock options included in the Summary Compensation Table were granted based on this approach. The other half reflects the 1997 recommendation of an independent compensation consultant that Dr. Sharon receive a one-time additional option grant to bring his aggregate option incentives closer to those of CEO's of comparable companies.

          Submitted by the members of the Compensation Committee:

                          Jerry H. Lassiter, Chairman
                          John B. Mowell
                          Elvie L. Smith


Shareholder Return

 The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of EMS Technologies, Inc. and each index on December 31, 1993.

            Comparison of Five-Year Cumulative Total Return
               EMS Technologies, Inc. Common Stock (ELMG)
      S&P Composite-500 and S&P High Technology Composite Indices

                   Base                 Years Ending
                  Period   ---------------------------------------
                  12/93    12/94    12/95   12/96   12/97    12/98
                  -----    -----    -----   -----   -----    -----
S&P 500 Index      100     101.32   139.40  171.40  228.59   293.91

Technology-500     100     116.55   167.88  238.17  300.32   519.48

ELMG               100     144.78   131.34  229.85  241.79   167.16


                            AMENDMENT OF THE
                        1997 STOCK INCENTIVE PLAN

 The Board of Directors is seeking shareholder approval for amendments to the EMS Technologies 1997 Stock Incentive Plan (the "Incentive Plan" or the "Plan). The amendments would do two things:
     * Increase the number of available shares to 825,000 from 400,000 (this amendment is already effective as to employees who are not executive officers, but requires shareholder approval to be effective as to directors and executive officers).

     * Increase the number of shares automatically optioned to non-employee directors to 3,000 per year, from the current levels of 2,000 or 2,500 per year (depending on years of service). Please see the heading Options for Non-Employee Directors, below.

     Background and Description

     The Board of Directors believes that stock-based incentive compensation is critical to the Company's ability to employ and retain qualified managerial and other key personnel. The Incentive Plan was adopted by the Board in January 1997, and approved by the shareholders at the 1997 Annual Meeting. It provides for the grant of options to purchase common stock ("Options"), and for the issuance of shares of common stock ("Awards") that are subject to restrictions, including the possibility of forfeiture under certain circumstances. The Plan will expire on January 24, 2007, but Options or awards granted prior to that date will remain in effect according to their terms.

     As originally adopted, the Incentive Plan provided for the issuance of up to 400,000 shares of common stock upon exercise of Options or grant of Awards, subject to adjustment upon changes in capitalization. Of these available shares, up to 80,000 could be granted as restricted stock Awards, and no more than 50,000 could be optioned to a single participant during a single calendar year. For the purpose of calculating the shares remaining available for issue under the Incentive Plan, shares that had been optioned or awarded but thereafter forfeited, and shares either withheld or surrendered in payment of the exercise price of Options or of withholding taxes related to an Option or Award, will not be considered as having been optioned or awarded and will be available for future Options or Awards.

     In January 1999, the Board amended the Plan to increase the number of available shares to 825,000, subject as to grants to officers or directors to shareholder approval. As of March 12, 1999, 472,600 shares are subject to outstanding Options, none of which are currently exercisable by their holders. The amendment enables the Committee to continue to use the plan as part of the Company's program to attract and incentivize key technical, supervisory and non-executive managerial personnel and, subject to shareholder approval, provides shares for grants by the Compensation Committee of Options to executive officers, as well as for the automatic annual Option grants to non-employee directors that are described below at Options for Non-Employee Directors. As is discussed in the Report of the Compensation Committee included in this Proxy Statement, the Committee believes that regular annual Option grants, in amounts related to an officer's base salary and level of responsibility, constitute a competitively appropriate and effective method of long-term incentive compensation. The Committee's approach is reflected in the Option grants reported in the Summary Compensation Table for 1997 and 1998, except that approximately half of the 1998 Options granted to Dr. Sharon and Messrs. Farrell and Scartz were one-time grants based on other considerations. The Compensation Committee has not granted Options to the executive officers for 1999, but is likely to do so upon approval of the Plan amendments by the shareholders. That Committee expects that these grants would be based on the general methodology used in 1997 and 1998, which would result in Options for approximately 30,000 shares to Dr. Sharon, 18,000 to Mr. Farrell, 8,000 to each of Messrs. Jacobs and Leddy, 15,000 to Mr. Scartz, and 105,000 to nine executive officers as a group.

     During 1998, Options for 166,800 shares were granted to non-executive officers. A similar level of grants during future periods, combined with the shares likely to be optioned to executive officers (approximately 105,000 in 1999) and the additional 29,000 shares that would automatically be granted to non-employee directors upon their election at the Annual Meeting, would result in the shares available under the amended Plan being exhausted during 2000, subject to the effects of forfeitures due to employment terminations. As a result, further amendment of the Incentive Plan, to increase the number of available shares, would be required, but would not be effective as to the participation of directors or executive officers without further shareholder approval.

     Options may be granted and Awards may be made only to employees or directors of the Company or its subsidiaries. The Plan is administered as to employees who are not executive officers by a committee of the Board of Directors that selects the recipients of Options and Awards. With respect to directors and executive officers, the Plan is administered by the Compensation Committee, which consists solely of directors who are "non-employee directors" for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Under this Rule as currently in effect, such directors are those who are not currently officers or employees of the Company or its subsidiaries, and who do not receive compensation for services (except as a director), or otherwise have an interest in business transactions or relationships, requiring proxy statement disclosure. The appropriate committee (the "Committee") has the authority to determine the terms of Options and Awards to the extent not inconsistent with requirements of the Plan, to interpret the Plan, to adopt and amend rules relating to it, and to amend or replace outstanding Options and Awards, subject to grantee approval and Plan requirements. The Incentive Plan provides that Committee members shall not be liable to any person for any actions taken in good faith.

     The Board of Directors has the right at any time to terminate or amend the Incentive Plan, but no such action may terminate Options already granted or otherwise affect the rights of any holder of an outstanding Option or shares issued pursuant to an Award without the holder's consent. Without shareholder approval, the Board may not amend the Plan to materially increase the total number of shares available to directors or executive officers.
In addition, the provisions governing automatic grants of Options to non-employee directors, as described below, may not be amended more frequently than once every six months.

     Stock Options. The Company receives no consideration upon the granting of an Option. Options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as discussed below) or as non-qualified stock options. The Committee determines the number of shares, exercise price, term, any conditions on exercise, consequences of any termination of employment, and other terms of each Option. In the case of an Option intended to be an incentive stock option, the term may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term, but the exercise price may not be less than 100% of fair market value on the date of grant. Under applicable accounting rules as currently in effect, no compensation expense is incurred by the Company, either at the time of grant or upon exercise, with respect to an Option granted to an employee at an exercise price equal to or exceeding the fair market value of the common stock on the date of grant.

     The exercise price (together with any applicable taxes) is payable in full upon exercise, and payment may be made in cash, by delivery (or withholding in lieu of delivery) of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The market value per share of the common stock on March 12, 1999, was $13.50, as determined by reference to the closing sales price as reported in the National Market System.

     In the discretion of the Committee, Options under the Incentive Plan may include a "reload option." However, none of the options that have been granted under the Plan have included this feature, and the Committee has no current plans to issue reload options in the future. A reload option, if included in the original Option, would be triggered when an optionee paid the exercise price of, or withholding taxes related to, all or a portion of the original Option by delivering or authorizing the withholding of shares of common stock. In that event, the optionee would automatically be granted an additional Option to acquire the same number of shares as had been so delivered or withheld. The reload option would be subject to all of the terms and conditions of the original Option, except that the exercise price per share would be equal to the fair market value of the common stock on the date the original Option was exercised, and except that the Committee could specify additional conditions or contingencies, such as continued employment by the Company or holding of the shares acquired upon exercise of the original Option for a specified period of time.

     Options granted under the Incentive Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution, or pursuant to certain orders which may be issued in connection with a divorce proceeding, or, in the discretion of the Committee, to family members or family trusts or similar estate-planning entities.

     Options for Non-Employee Directors. Each current member of the Board of Directors who is not an employee of the Company or any subsidiary has previously been granted an Option for the purchase of 10,000 shares of common stock. These Options have or will become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date. Each non-employee director who has served five years from the grant of this Option (and who thus may exercise the Option as to all 10,000 shares), thereafter receives, upon each reelection to a further annual term, a grant of Options for 2,500 shares, each of which becomes exercisable 6 months after the date of grant.

     The Board has amended the Incentive Plan, subject to shareholder approval, to increase the numbers of shares automatically optioned to non-employee directors. As amended, each newly elected director would receive an Option for 15,000 shares, becoming exercisable as to 3,000 shares six months after election, and during continued service as a director to an additional 3,000 shares on each of the first through fourth anniversaries of such six-month date. After the fifth year, a director who continues to be elected would receive further Options for 3,000 shares each on each election date, and these Options would each become exercisable six months after the date of grant. The Board adopted this amendment after reviewing survey data concerning the compensation of non-employee directors, and in order to assist the Company in attracting and retaining qualified individuals to serve on the Board.

     The Options automatically granted to directors each have an exercise price equal to the fair market value of the common stock on the date of grant. They become immediately exercisable in the event of a third-party tender or exchange offer for the Company's common stock, or if any person becomes the beneficial owner of 50% or more of the outstanding common stock. The exercise price (together with any applicable taxes) may be paid in cash, by shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these Options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these Options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

     Under applicable accounting rules as currently in effect, no compensation expense is incurred by the Company with respect to the automatic director Options. However, the Financial Accounting Standards Board ("FASB") has announced its intention to issue a proposed interpretation under which options granted to any non-employee (including non-employee directors) would result in accounting expense, even if granted at fair market value. The expense would equal the "fair value" of the option (as calculated, for example, using Black-Scholes valuation methodology) on the date it becomes exercisable, and would be amortized over the vesting period. The FASB has announced its intention for this interpretation to become effective in September 1999, but such pronouncements are subject to a period of public comment, and thus it is not certain either whether or when the interpretation would take effect. The Company does not expect that it would incur a material accounting charge in 1999 for its directors' options, even if the FASB interpretation becomes effective, but in future years the required charge could become a significant portion of the overall expense for non-employee directors. The Company estimates that had the interpretation been in effect in 1998, the pre-tax accounting charge for each 3,000-share Option granted to non-employee directors would have been approximately $43,000.

     If the Incentive Plan amendments are approved at the Annual Meeting, and the Board's nominees are elected, each of Messrs. Lassiter and Mowell will automatically receive an Option for 3,000 shares, and Mr. Hansen will receive an Option for 15,000 shares becoming exercisable over five years. Each of Mr. Smith and Dr. Thagard have completed one of the five years required for full exercisability of their 10,000-share Options. Each would receive an additional Option for 4,000 shares, becoming exercisable as to 1,000 shares during each of the next four years of service as a
director.   These grants are summarized in the following table:

                          New Benefits

        1999 Automatic Options for Non-Employee Directors
               Under the 1997 Stock Incentive Plan

                                     No. of Option
                                            Shares
                                         -------------

      Non-Employee Directors as a Group       29,000


     Awards of Restricted Shares. The recipient of an Award would be issued shares of common stock ("Restricted Shares") in consideration of services performed or to be performed as a condition to the lapse of specified restrictions, but would not make any monetary payment to the Company. The Company believes that Restricted Shares can be a valuable tool in particular circumstances, but the Committee has not awarded Restricted Shares under the Incentive Plan, and does not have either current plans to do so or an intention of doing so on a frequent basis.

    Each Award will be governed by a restriction agreement containing such conditions and restrictions applicable to the Restricted Shares as the Committee may determine. The restrictions may include forfeiture of some or all of the Restricted Shares in certain circumstances, such as termination of employment, and the Committee may require that Restricted Shares be held by the Company or in escrow pending the lapse of restrictions. Until any restrictions have lapsed, the Restricted Shares are not transferrable except by the laws of descent and distribution or pursuant to certain orders which may be issued in connection with a divorce proceeding. Unless the Committee determines otherwise, recipients of Restricted Shares will have the right to vote the shares and to receive dividends or distributions made with respect to them.

    An Award of Restricted Shares would result in a compensation expense to the Company in an amount equal to the fair market value of the Restricted Shares (calculated without considering any restrictions imposed in connection with the Award) at the time of the Award. Such expense may be recognized ratably over the period during which the restrictions continue in effect.

Federal Income Tax Consequences

     Non-Qualified Stock Options. Generally, when a non-qualified stock option is exercised, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, provided that the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the Option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of the exercise.

     If the optionee pays all or part of the purchase price by delivering to the Company shares of common stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, provided that the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the Option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

     Incentive Stock Options. There are no federal income tax consequences to an optionee or to the Company on the granting of an incentive stock option. When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income at that time (although the exercise may impact the optionee's alternative minimum tax calculation), and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the Option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding-period requirements. The federal income tax advantage to the holder of incentive stock options who meets the holding-period requirements is a deferral, until the acquired stock is sold, of taxation of any increase in the stock's value from the time of grant of the Option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the optioned stock subsequent to exercise is long or short-term capital gain to the optionee, depending on the optionee's holding period for the stock. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     For the purpose of calculating tax upon disposition where stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the Option is exercised, and such additional shares have a basis equal to the amount, if any, of the price of the optioned stock paid in cash.

     Awards of Restricted Shares. At the time of an Award a recipient may elect to recognize taxable income equal to the fair market value of the Restricted Shares (computed without regard to the adverse effect on market value of any restrictions) on the date of issuance. If such an election is made by the recipient, the Company will be entitled at that time to a deduction equal to the amount of taxable income recognized by the recipient. In the absence of such an election, a recipient of Restricted Shares will not recognize taxable income until the restrictions imposed with respect to the Award lapse. At that time, the recipient will recognize income equal to the fair market value of the Restricted Shares on the date the restrictions lapse and the Company will obtain a corresponding deduction. The amount of income recognized by a recipient of Restricted Shares will constitute the basis of his or her shares for income tax purposes.

     The grantee of an Award is required to provide for the payment of withholding taxes at the time his or her Award results in taxable income. In the discretion of the Committee, an award may provide for a payment of taxes by delivering already-owned shares of common stock, or by authorizing the Company to withhold and cancel a portion of the Restricted Shares, in each case based on the fair market value of the common stock at that time.


Vote Required and Recommendation of the Board

     Shareholder approval of the Plan amendments is not required by the Company's Articles of Incorporation or Bylaws, or by Georgia law. The amendments are being submitted for shareholder approval pursuant to the requirements of the National Association of Securities Dealers for securities traded on the National Market System, and of Sections 162(m) and 422 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation expense for any one executive officer to $1 million per year, except that compensation under certain shareholder-approved incentive compensation plans is not subject to this limit; the Plan is structured with respect to option grants to conform with the exception to Section 162(m), if the amendments receive shareholder approval. Section 422 of the Internal Revenue Code requires shareholder approval in order for Options under the Plan to be treated as incentive stock options. See Federal Income Tax Consequences -- Incentive Stock Options, above.

     The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to approve the Plan amendments, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Until such time as the amendments are approved by the shareholders, no Options or Awards will be granted to directors or executive officers and no incentive stock options may be granted to any participant. Otherwise, the grant of further Options or Awards under the Plan is not subject to shareholder approval.

     The Board of Directors unanimously recommends a vote "FOR" approval of the amendments to the EMS Technologies, Inc. 1997
Stock Incentive Plan.

       SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 1998 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 1998 were filed on a timely basis, except that two exercises by Jeffrey A. Leddy of options to acquire a total of 4,000 shares, and which involved the surrender or sale of a total of 2,822 shares, were required to be reported on Forms 4 due October 10, 1998 and January 10, 1999, but instead were reported on a Form 5, filed March 25, 1999.


                   INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

                      AVAILABLE INFORMATION

     The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 1998
is available on the Company's website at www.ems-t.com.   A
printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 26, 1999


                                                         APPENDIX

                               As adopted January 24, 1997
                               and amended through
                               February 19, 1999


                  EMS TECHNOLOGIES, INC.
                1997 STOCK INCENTIVE PLAN

                    TABLE OF CONTENTS


                                                        Page


ARTICLE I DEFINITIONS                                       1
 (a)  "Award"                                               1
 (b)  "Board"                                               1
 (c)  "Code"                                                1
 (d)  "Committee"                                           1
 (e)  "Company"                                             1
 (f)  "Director                                             2
 (g)  "Disinterested Person"                                2
 (h)  "Employee"                                            2
 (i)  "Employer"                                            2
 (j)  "Fair Market Value"                                   3
 (k)  "Grantee"                                             3
 (l)  "ISO"                                                 3
 (m)  "1934 Act"                                            3
 (n)  "Officer"                                             3
 (o)  "Option"                                              3
 (p)  "Option Agreement"                                    4
 (q)  "Optionee"                                            4
 (r)  "Option Price"                                        4
 (s)  "Parent"                                              4
 (t)  "Plan"                                                4
 (u)  "Purchasable"                                         4
 (v)  "Qualified Domestic Relations Order"                  4
 (w)  "Reload Option"                                       4
 (x)  "Restricted Stock"                                    5
 (y)  "Restriction Agreement"                               5
 (z)  "Stock"                                               5
 (aa) "Subsidiary"                                          5

 ARTICLE II THE PLAN                                        5
 Section 2.1  Name                                          5
 Section 2.2  Purpose                                       5
 Section 2.3  Effective Date                                5
 Section 2.4  Termination Date                              5


ARTICLE III ELIGIBILITY                                     6

ARTICLE IV  ADMINISTRATION                                  6
 Section 4.1  Duties and Powers of the Committee            6
 Section 4.2  Interpretation; Rules                         6
 Section 4.3  No Liability                                  7
 Section 4.4  Majority Rule                                 7
 Section 4.5  Company Assistance                            7

ARTICLE V  SHARES OF STOCK SUBJECT TO PLAN                  7
 Section 5.1  Limitations                                   7
 Section 5.2  Antidilution                                  8

ARTICLE VI OPTIONS                                          9
 Section 6.1  Types of Options Granted                      9
 Section 6.2  Option Grant and Agreement                   10
 Section 6.3  Optionee Limitations                         10
 Section 6.4  $100,000 Limitation                          11
 Section 6.5  Option Price                                 11
 Section 6.6  Exercise Period                              11
 Section 6.7  Option Exercise                              12
 Section 6.8  Nontransferability of Option                 13
 Section 6.9  Termination of Employment                    14
 Section 6.10 Employment Rights                            14
 Section 6.11 Certain Successor Options                    14
 Section 6.12 Conditions to Issuing Option Stock           15
 Section 6.13 Automatic Option Grants to Certain
              Directors                                    15
ARTICLE VII RESTRICTED STOCK                               17
 Section 7.1  Awards of Restricted Stock                   17
 Section 7.2  Non-Transferability                          18
 Section 7.3  Lapse of Restrictions                        18
 Section 7.4  Termination of Employment                    18
 Section 7.5  Treatment of Dividends                       18
 Section 7.6  Delivery of Shares                           19
 Section 7.7  Payment of Withholding Taxes                 19

ARTICLE VIII TERMINATION, AMENDMENT AND MODIFICATION OF PLAN  20

ARTICLE IX  MISCELLANEOUS                                  20
 Section 9.1  Replacement or Amended Grants                20
 Section 9.2  Forfeiture for Competition                   21
 Section 9.3  Plan Binding on Successors                   21
 Section 9.4  Headings Not a Part of Plan                  21







                 EMS TECHNOLOGIES, INC.
                1997 STOCK INCENTIVE PLAN


                        ARTICLE I
                       DEFINITIONS

      As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

      (a)  "Award" shall mean a grant of Restricted Stock.

      (b) "Board" shall mean the Board of Directors of the Company.

      (c)  "Code" shall mean the United States Internal
Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified). Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

      (d) "Committee" shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that with respect to any Options or Awards granted to an individual who is also an Officer or Director, the Committee shall consist of at least two Non-Employee Directors (who need not be members of the Committee with respect to Options or Awards granted to any other individuals), and all authority and discretion shall be exercised by such Non-Employee Directors, and references herein to the "Committee" shall mean such Non-Employee Directors insofar as any actions or determinations of the Committee shall relate to or affect Options or Awards made to or held by any Officer or Director.

      (e)  "Company" shall mean EMS Technologies, Inc., a
Georgia corporation.

      (f)  "Director" shall mean a member of the Board.

      (g) "Employee" shall mean any employee of the Company or any Subsidiary of the Company.

      (h) "Employer" shall mean the corporation that employs a Grantee.

      (i) "Fair Market Value" of the shares of Stock on any date shall mean

           (i) the closing sales price, regular way, or in the absence thereof the mean of the last reported bid and asked quotations, on such date on the exchange having the greatest volume of trading in the shares during the thirty-day period preceding such date (or if such exchange was not open for trading on such date, the next preceding date on which it was open); or

           (ii) if there is no price as specified in (i), the final reported sales price, or if not reported in the following manner, the mean of the closing high bid and low asked prices, in the over-the-counter market for the shares as reported by the National Association of Securities Dealers Automatic Quotation System or, if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so); or

           (iii)  if there also is no price as specified in
(ii), the price determined by the Committee by reference to bid-and-asked quotations for the shares provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the 1934 Act, which members make a market in the shares, for such recent dates as the Committee shall determine to be appropriate for fairly determining current market value; or

           (iv)  if there also is no price as specified in
(iii), the amount determined in good faith by the Committee based on such relevant facts, which may include opinions of independent experts, as may be available to the Committee.

      (j) "Grantee" shall mean an Employee, former employee or other person who is an Optionee or who has received an Award of Restricted Stock.

      (k) "ISO" shall mean an Option that complies with and is subject to the terms, limitations and conditions of Code section 422 and any regulations promulgated with respect thereto.

      (l) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

      (m) "Non-Employee Director" shall have the meaning set forth for such term or corresponding concept in Rule 16b-3 under the 1934 Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or "no-action" positions with respect thereto issued by the Securities and Exchange Commission or its staff; provided, however, that to the extent it is determined and intended that Options qualify as ("performance-based compensation" within the meaning of section 162(m) of the Code, a person shall be a "Non-Employee Director" only if he or she is also an "outside director" within the meaning of such section 162(m).

      (n) "Officer" shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the 1934
Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission or its staff, as the same may be in effect or set forth from time to time.

      (o)  "Option" shall mean a contractual right to purchase
Stock granted pursuant to the provisions of Article VI hereof.

      (p) "Option Agreement" shall mean an agreement between the Company and an Optionee setting forth the terms of an Option.

      (q) "Optionee" shall mean a person to whom an Option has been granted hereunder.

      (r) "Option Price" shall mean the price at which an Optionee may purchase a share of Stock pursuant to an Option.

      (s) "Parent", when used with respect to any subject corporation, shall mean any other corporation that owns stock possessing 50% or more of the total combined voting power of all classes of stock of the subject corporation or that owns such stock of another corporation in an unbroken chain of corporations having such ownership of the stock of another corporation and ending with the subject corporation.

      (t) "Plan" shall mean the 1997 Stock Incentive Plan of the Company.

      (u) "Purchasable," when used to describe Stock, shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Option Agreement.

      (v) "Qualified Domestic Relations Order" shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.

      (w) "Reload Option" shall mean an Option that is granted, without further action of the Committee, (i) to an Optionee who surrenders or authorizes the withholding of shares of Stock in payment of amounts specified in paragraphs 6.7(c) or 6.7(d) hereof, (ii) for the same number of shares as is so paid,
(iii) as of the date of such payment and at an Option Price equal to the Fair Market Value of the Stock on such date, and (iv) otherwise on the same terms and conditions as the Option whose exercise has occasioned such payment, subject to such contingencies, conditions or other terms as the Committee shall specify at the time such exercised Option is granted.

      (x) "Restricted Stock" shall mean Stock issued, subject to restrictions, to an Employee pursuant to Article VII hereof.

      (y) "Restriction Agreement" shall mean the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 7.1 hereof.

      (z) "Stock" shall mean the $.10 par value common stock of the Company or, in the event that the outstanding shares of such stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Company or some other corporation, such other stock or securities.

      (aa) "Subsidiary", when used with respect to any subject corporation, shall mean any other corporation as to which the subject corporation is a Parent.


                        ARTICLE II
                         THE PLAN

 2.1  Name.  This plan shall be known as the "EMS
Technologies, Inc. 1997 Stock Incentive Plan."

 2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its shareholders, and any Subsidiary of the Company, by offering certain Employees and Directors an opportunity to acquire or increase their proprietary interests in the Company. Options and Awards will promote the growth and profitability of the Company and any Subsidiary of the Company, because Grantees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth.

 2.3  Effective Date.  The Plan shall become effective on
January 24, 1997.

 2.4 Termination Date. No further Options or Awards shall be granted hereunder on or after January 24, 2007, but all Options or Awards granted prior to that time shall remain in effect in accordance with their terms.

                        ARTICLE III
                        ELIGIBILITY

     The persons eligible to participate in this Plan shall consist only of Directors and those Employees whose participation the Committee determines is in the best interests of the Company. However, no ISO's may be granted, and no Options or Awards may be granted to any Director or Officer, prior to the approval of this Plan by the Company's shareholders. Persons who are not Employees but who serve as directors of any Subsidiary of the Company shall also be eligible to participate in this Plan, and references herein to "Employee" shall be deemed to include any such persons to the extent appropriate for him or her to become a Grantee.


                        ARTICLE IV
                      ADMINISTRATION

 4.1 Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and shall have the right to meet telephonically. In administering the Plan, the Committee's actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options or Awards in accordance with the provisions of the Plan. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options or Awards will be granted and whether such Options shall be accompanied by the right to receive Reload Options, the number of shares of Stock subject to each Option or Award, such other matters as are specified herein, and any other terms and conditions of an Option Agreement or Restriction Agreement. To the extent not inconsistent with the provisions of the Plan, the Committee shall have the authority to amend or modify an outstanding Option Agreement or Restriction Agreement, or to waive any provision thereof, provided that the Grantee consents to such action.

 4.2 Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of any Options or Awards granted hereunder as may be required to comply with or to conform to any federal, state or local laws or regulations.

 4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option or Award granted hereunder.

 4.4 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

 4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.


                        ARTICLE V
             SHARES OF STOCK SUBJECT TO PLAN

 5.1 Limitations. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 825,000 (of which a maximum of 80,000 shares may be issued as Restricted Stock). Shares (i) covered by any unexercised portion of an Option that has terminated for any reason; (ii) covered by any forfeited portion of an Award (except any portion as to which the Grantee has received, and not forfeited, dividends or other benefits of ownership other than voting rights); (iii) withheld in payment of the Option Price or withholding taxes; or (iv) issued hereunder but equal to the number of shares surrendered in payment of the Option Price or withholding taxes or purchased by the Company for an aggregate price not exceeding the aggregate cash received from Grantees in payment of Option Prices or withholding taxes, may each again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder.

 5.2  Antidilution.

      (a) In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, stock split or stock dividend, or in the event that any spin-off, spin-out or other distribution of assets materially affects the price of the Company's stock:

           (i) The aggregate number and kind of shares of Stock for which Options or Awards may be granted hereunder shall be adjusted proportionately by the Committee; and

           (ii)  The rights of Optionees (concerning the
number of shares subject to Options and the Option Price) under outstanding Options and the rights of the holders of Awards
(concerning the terms and conditions of the lapse of any then-remaining restrictions), shall be adjusted proportionately by the Committee.

      (b)  If the Company shall be a party to any
reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its discretion, may:

           (i) notwithstanding other provisions hereof, declare that all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective Option Agreements regarding exercisability, that all such Options shall terminate a specified period of time after the Committee gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such period, and that all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse; or

           (ii) notify all Grantees that all Options or Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with options or restricted stock issued by such successor corporation.

      (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in paragraph 5.2(b), the provisions of such paragraph shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Awards under the Plan to lapse, and shall cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders, provided that, notwithstanding other provisions hereof, the Committee may declare all Options granted under the Plan to be exercisable at any time on or before the fifth business day following such adoption notwithstanding the provisions of the respective Option Agreements regarding exercisability.

      (d)  The adjustments described in paragraphs (a) through
(c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.


                        ARTICLE VI
                         OPTIONS

 6.1 Types of Options Granted. Within the limitations provided herein, Options may be granted to one Employee at one or several times or to different Employees at the same time or at different times, in either case under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of the Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the financial performance of the Company or any other factor the Committee deems relevant.

 6.2 Option Grant and Agreement. Each Option granted or modified hereunder shall be evidenced (a) by either minutes of a meeting or a written consent of the Committee, and (b) by a written Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option's duration, time or times of exercise, exercise price, whether the Option is intended to be an ISO, whether the Option is transferable under paragraph 6.8(b), and whether the Option is to be accompanied by the right to receive a Reload Option, shall be stated in the Option Agreement. Separate Option Agreements shall be used for Options intended to be ISO's and those not so intended, but any failure to use such separate Agreements shall not invalidate, or otherwise adversely affect the Optionee's rights under and interest in, the Options evidenced thereby.

 6.3  Optionee Limitations.  The Committee shall not grant an
ISO to any person who, at the time the ISO would be granted:

      (a)  is not an Employee; or

      (b) owns or is considered to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Employer, or any Parent or Subsidiary of the Employer; provided, however, that this limitation shall not apply if at the time an ISO is granted the Option Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after the expiration of five years from the date on which the Option is granted. For the purpose of this paragraph (b), a person shall be considered to own (i) the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust in proportion to such person's stock interest, partnership interest or beneficial interest therein, and
(iii) the stock which such person may purchase under any outstanding options of the Employer or of any Parent or Subsidiary of the Employer.

 6.4  Certain Limitations

      (a) Limitation on Number of Shares. No Optionee shall be granted, during any calendar year, Options to purchase in excess of 50,000 shares of stock.

      (b) $100,000 Limitation on ISO's. Except as provided below, the Committee shall not grant an ISO to, or modify the exercise provisions of outstanding ISO's held by, any person who, at the time the ISO is granted (or modified), would thereby receive or hold any incentive stock options (as described in Code section 422) of the Employer and any Parent or Subsidiary of the Employer, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such incentive stock options are exercisable for the first time during any calendar year is in excess of $100,000; provided, that the foregoing restriction on modification of outstanding ISO's shall not preclude the Committee from modifying an outstanding ISO if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an ISO; and provided that, if the $100,000 limitation described in this Section 6.4 is exceeded, an Option that otherwise qualifies as an ISO shall be treated as an ISO up to the limitation and the excess shall be treated as an Option not qualifying as an ISO. The preceding sentence shall be applied by taking options intended to be ISO's into account in the order in which they were granted.

 6.5 Option Price. The Option Price under each Option shall be determined by the Committee. However, the Option Price shall not be less than the Fair Market Value of the Stock on the date that the Option is granted (or, in the case of an ISO that is subsequently modified, on the date of such modification).

 6.6 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Option Agreement with respect to each Option intended to be an ISO shall provide that such Option shall not be exercisable after a date not more than ten years from the date of grant (or modification) of the Option. In addition, no Option granted to an Employee who is also an Officer or Director shall be exercisable prior to the expiration of six months from the date such Option is granted, other than in the case of the death or disability of such Employee.

 6.7  Option Exercise.

      (a) Unless otherwise provided in the Option Agreement, an Option may be exercised at any time or from time to time during the term of the Option as to any or all whole shares that have become Purchasable under the provisions of the Option, but not at any time as to less than 100 shares unless the remaining shares that have become so Purchasable are less than 100 shares. The Committee shall have the authority to prescribe in any Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

      (b) An Option shall be exercised by (i) delivery to the Treasurer of the Company at its principal office of written notice of exercise with respect to a specified number of shares of Stock, and (ii) payment to the Company at that office of the full amount of the Option Price for such number of shares.

      (c) The Option Price shall be paid in full upon the exercise of the Option. The Committee may provide in an Option Agreement that, in lieu of cash, all or any portion of the Option
Price may be paid by (i) tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, or (ii) delivering to the Company an attestation of the Optionee's then-current ownership of a number of shares equal to the number thereby authorized to be withheld by the Company from the shares otherwise deliverable upon exercise of the Option, in each case to be credited against the Option Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Option Price).

      (d) In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Optionee as a result of such exercise. However, in the discretion of the Committee any Option Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by (i) tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, (ii) delivering to the Company an attestation of the Optionee's then-current ownership of a number of shares equal to the number thereby authorized to be withheld by the Company from the shares otherwise deliverable upon exercise of the Option, or
(iii) authorizing the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine, including any such restrictions as may be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.

      (e) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued upon exercise of the Option.

 6.8  Nontransferability of Option.

      (a) Except as provided in paragraph 6.8(b), no Option or any rights therein shall be transferable by an Optionee other than by will or the laws of descent and distribution, or (except for an ISO) pursuant to a Qualified Domestic Relations Order. During the lifetime of an Optionee, an Option granted to that Optionee shall be exercisable only by such Optionee, by such Optionee's guardian or other legal representative, should one be appointed, or by such Optionee's transferee permitted under paragraph 6.8(b).

      (b) The Committee may, in its discretion, provide that all or a portion of an Option (other than an ISO) may be transferred by the Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which the Optionee and or such Immediate Family Members are the only partners. Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, including those terms and conditions governing transfer and the effect on such Option of the termination of employment of the Optionee. The Company shall have no obligation to any transferee to provide notice of any termination of an Option as a result of termination of the Optionee's employment. The Committee may specify as a condition of any such transfer the manner in which the Optionee shall remain responsible for the payment of taxes required to be withheld as a result of the exercise of such transferred Option.

 6.9 Termination of Employment. The Committee shall have the power to specify, with respect to the Options granted to any particular Optionee, the effect upon such Optionee's right to exercise an Option of the termination of such Optionee's employment under various circumstances, which effect may include (but is not limited to) immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full. With respect to an ISO, such effects shall be consistent with applicable requirements for treatment as an ISO.

 6.10 Employment Rights. Options granted under the Plan shall not be affected by any change of employment so long as the Optionee continues to be an Employee. Nothing in the Plan or in any Option Agreement shall confer on any person any right to continue in the employ of the Company or any Subsidiary of the Company, or shall interfere in any way with the right of the Company or any such Subsidiary to terminate such person's employment at any time.

 6.11 Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code section 422, and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or by any Subsidiary of the Company) may contain terms that differ from those stated in this Article VI, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code section 424(a).

 6.12 Conditions to Issuing Option Stock. The Company shall not be required to issue or deliver any Stock upon the full or partial exercise of any Option prior to fulfillment of all of the following conditions:

      (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

      (b) The completion of any registration or other qualification of such shares that the Company shall determine to be necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, or the Company's determination that an exemption is available from such registration or qualification;

      (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Company shall determine to be necessary or advisable; and

      (d) The lapse of such reasonable period of time following exercise as shall be appropriate for reasons of administrative convenience.

 Unless the shares of Stock covered by the Plan shall be the subject of an effective registration statement under the Securities Act of 1933, as amended, stock certificates issued and delivered to Optionees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

 6.13 Automatic Option Grants to Certain Directors.

      (a) Options for New Directors. Each person who is not an Employee, or an employee of any Parent of the Company, shall automatically, and without any action of the Board or the Committee, be granted, on the first day on which such person serves as a Director, an Option for the purchase of 10,000 shares of Stock if such first day of service occurs prior to 1999, and of 15,000 shares if such first day occurs in 1999 or thereafter (subject in all cases to automatic proportionate adjustment for stock splits or stock dividends, and otherwise to proportionate adjustment by the Committee as provided in Section 5.2). Each such Option shall become exercisable as to one-fifth of the subject shares on the date that is six months after the date of grant, and as to an additional one-fifth of the subject shares on each of the first, second, third and fourth anniversaries of such six-month date. Persons receiving such Option prior to 1999 shall also be granted, automatically and without further action of the Board or Committee, upon election in 1999 to a further term of service as a Director, an Option for 1,000 shares for each 2,000 shares of such original Option not yet exercisable as of such 1999 election, which additional Option shall become exercisable as to 1,000 shares on each date on which an additional 2,000 shares of the original Option becomes exercisable.

      (b) Additional Options for Continuing Service. Each person who is not at that time an Employee, or an employee of any Parent of the Company, shall automatically and without any action of the Board or the Committee, be granted, on the date on which such person is elected to a new one-year term of service beginning after such person has completed five one-year terms of service (or its equivalent) following the grant (whether under this Plan or otherwise)to such person of options for at least 10,000 shares that become exercisable based on continued service as a Director, and on each subsequent date on which such person is elected to a further term of service as a Director, an Option for the purchase of 2,500 shares of Stock for election arriving prior to 1999, and of 3,000 shares for elections occurring in 1999 and thereafter(subject in all cases to automatic proportionate adjustment for stock splits or stock dividends, and otherwise to proportionate adjustment by the Committee as provided in Section 5.2). Each such Option shall become exercisable on the date that is six months after the date of grant.

      (c) Other Terms of Automatic Options. Each Option automatically granted under this Section 6.13 shall not be an ISO, shall not include the right to receive a Reload Option, and shall have an Option Price equal to the Fair Market Value of the Stock on the date of grant. Each such Option shall become immediately exercisable in the event a party other than the Company or any Parent or Subsidiary of the Company purchases or otherwise acquires shares of Stock pursuant to a tender offer or exchange offer for such shares, or any person or group becomes the beneficial owner (for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding shares of the Stock. To the extent such an Option shall have become exercisable, it shall be non-forfeitable and shall remain exercisable until the tenth anniversary of its date of grant, but if the Grantee ceases to be a Director for any reason, any portion of such Option that is not at that time exercisable shall immediately terminate and shall not thereafter become exercisable. The Option Price for each such Option may be paid in cash or in the manners specified in the second sentence of paragraph 6.7(c) hereof. In addition, any taxes related to the exercise of each such Option may be paid in the manner contemplated in the second sentence of paragraph 6.7(d) hereof.


                       ARTICLE VII
                     RESTRICTED STOCK

 7.1  Awards of Restricted Stock.  The Committee may grant
Awards of Restricted Stock upon determination by the Committee, acting pursuant to the delegation hereby of the Board's authority to make such determinations, that the value or other benefit to the Company of the services of a Grantee theretofore performed or to be performed as a condition of the lapse of restrictions applicable to such Restricted Stock, or the benefit to the Company of the incentives created by the issuance thereof, is adequate consideration for the issuance of such shares. Each such Award shall be governed by a Restriction Agreement between the Company and the Grantee. Each Restriction Agreement shall contain such restrictions, terms and conditions as the Committee shall, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock.

     Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restriction Agreement governing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such shares. If a Grantee shall fail to execute the foregoing documents, within any time period prescribed by the Committee, the Award shall be null and void. At the discretion of the Committee, shares of Restricted Stock issued in connection with an Award shall be held by the Company or deposited together with the stock powers with an escrow agent designated by the Committee. Unless the Committee determines otherwise and as set forth in the Restriction Agreement, upon issuance of such shares, the Grantee shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to them.

 7.2 Non-Transferability. Until any restrictions upon Restricted Stock awarded to a Grantee shall have lapsed in a manner set forth in Section 7.3, such shares of Restricted Stock shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the Grantee.

 7.3  Lapse of Restrictions.  Restrictions upon Restricted
Stock awarded hereunder shall lapse at such time or times (but, with respect to any award to an Employee who is also a Director or Officer, not less than six months after the date of the Award) and on such terms and conditions as the Committee shall, in its discretion, determine at the time the Award is granted or thereafter.

 7.4 Termination of Employment. The Committee shall have the power to specify, with respect to each Award granted to any particular Employee, the effect upon such Grantee's rights with respect to such Restricted Stock of the termination of such Grantee's employment under various circumstances, which effect may include (but is not limited to) immediate or deferred forfeiture of such Restricted Stock or acceleration of the date at which any then-remaining restrictions shall lapse.

 7.5 Treatment of Dividends. At the time an Award of Restricted Stock is made the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be (i) deferred until the lapsing of the relevant restrictions, and (ii) held by the Company for the account of the Grantee until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.

 7.6 Delivery of Shares. Within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate or certificates to be delivered to the Grantee with respect to such shares. Such shares shall be free of all restrictions hereunder, except that if the shares of stock covered by the Plan shall not be the subject of an effective registration statement under the Securities Act of 1933, as amended, such stock certificates shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

 7.7  Payment of Withholding Taxes.

      (a) The Restriction Agreement may authorize the Company to withhold from compensation otherwise due to the Grantee the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Grantee as a result of the lapse of the restrictions on shares of Restricted Stock, or otherwise as a result of the recognition of taxable income with respect to an Award. At the time of and as a condition to the delivery of a stock certificate or certificates pursuant to Section 7.6, the Grantee shall pay to the Company in cash any balance owed with respect to such withholding requirements.

      (b) In the discretion of the Committee, any Restriction Agreement may provide that all or any portion of the tax obligations otherwise payable in the manner set forth in paragraph 7.7(a), together with additional taxes not exceeding the actual additional taxes to be owed by the Grantee with respect to the Award, may, upon the irrevocable election of the Grantee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Grantee, or by authorizing the Company to withhold and cancel shares of Stock otherwise deliverable pursuant to Section 7.6, in either case in that number of shares having a Fair Market Value on the date that taxable income is recognized equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine.


                       ARTICLE VIII
      TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

 The Board may at any time, (i) cause the Committee to cease granting Options and Awards, (ii) terminate the Plan, or (iii) in any respect amend or modify the Plan. However, the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date the Board amends the
Plan) may not amend the Plan to materially increase the number of shares of Stock available under the Plan to Directors or Officers.

 No termination, amendment or modification of the Plan shall affect adversely a Grantee's rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his or her legal representative.

 From and after the first date on which an Option is automatically granted pursuant to Section 6.13, the provisions of such Section 6.13 may not be amended in any manner more frequently than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.


                       ARTICLE IX
                      MISCELLANEOUS

 9.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or Awards or accept the surrender of outstanding Options or Awards on terms specified by the Committee, which terms may include the grant of new Options or Awards in substitution for them. However no modification of an Option or Award shall adversely affect a Grantee's rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his or her legal representative.

 9.2 Forfeiture for Competition. If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while a Director or an Employee, then that Grantee's rights under any Options outstanding hereunder shall be forfeited and terminated, and any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

 9.3 Plan Binding on Successors. The Plan shall be binding upon the successors of the Company.

 9.4  Headings Not a Part of Plan.  Headings of Articles and
Sections hereof are inserted for convenience and reference, and do not constitute a part of the Plan.








                         PROXY CARD

                    EMS TECHNOLOGIES, INC.

 The undersigned hereby appoints Thomas E. Sharon, Don T.
Scartz and William S. Jacobs, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 30th day of April, 1999, and at all adjournments thereof, as indicated with respect to the following matters:

(1) To vote FOR [ ] or WITHHOLD AUTHORITY to vote for [ ] electing the following seven members of the Board of Directors, except as marked to the contrary.

Alfred G. Hansen, Jerry H. Lassiter, John B. Mowell, Don T.
Scartz, Thomas E. Sharon, Elvie L. Smith, Norman E. Thagard.

    INSTRUCTIONS: If he or she so chooses, any shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.


(2) Proposal to approve amendments to the EMS Technologies, Inc. 1997 Stock Incentive Plan that would (i) increase the number of shares available thereunder, and (ii) increase the number of shares automatically optioned to non-employee members of the Board of Directors, as described in the Proxy Statement for the Annual Meeting under the heading "Amendment of the 1997 Stock Incentive Plan."

           FOR [ ]     AGAINST [ ]      ABSTAIN [ ]

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
LISTED NOMINEES AND PROPOSAL.

(3) In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS
INDICATED HEREON.  IF NO INDICATION IS MADE, IT WILL BE VOTED
"FOR" THE LISTED NOMINEES AND PROPOSAL.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

                 EMS TECHNOLOGIES, INC.

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors and the listed Proposal.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To Shareholders:

     Please mark this proxy on the reverse side, date and sign
this proxy below, and return it to us promptly in the enclosed
envelope, which requires no postage.   Please sign exactly as your
name appears below and indicate any change of address.






                               Dated:                 , 1999
                                         ------------


                                  ----------------------- (L.S.)


                                  ----------------------- (L.S.)
                                  Signature(s) should correspond
                                  with name(s) on reverse side.
                                  When signing in a fiduciary or
                                  representative capacity, give
                                  full title as such.